                                  COWEN FUNDS, INC.

                                ARTICLES OF AMENDMENT


          Cowen Funds, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

          FIRST:    The Charter of the Corporation is amended to change its name by amending ARTICLE II of the Articles of Incorporation, as amended, to read:

                                      ARTICLE II.

                                         NAME

          The name of the Corporation is SG Cowen Funds, Inc.

          SECOND:   The Charter of the Corporation is hereby further amended by renaming the issued and unissued shares of the Class A Common Stock, Class B Common Stock, and Class I Common Stock of each of the Corporation's Cowen Opportunity Fund, Cowen Intermediate Fixed Income Fund, and Cowen Government Securities Fund, respectively, as Class A Common Stock, Class B Common Stock, and Class I Common Stock of the Corporation's SG Cowen Opportunity Fund, SG Cowen Intermediate Fixed Income Fund, and SG Cowen Government Securities Fund, respectively.

          THIRD:    The Corporation is registered as an open-end investment
company under the Investment Company Act of 1940, as amended.

          FOURTH:   The amendments to the Charter of the Corporation set forth herein were approved by at least a majority of the entire Board of Directors of the Corporation and are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action of the stockholders of the Corporation.

          FIFTH:    These Articles of amendment will become effective on July 1,
1998 at 9:00 a.m.

          The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendments of the Corporation's Charter are true in all material respects, and that this statement is made under penalties of perjury.

          IN WITNESS WHEREOF, Cowen Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its President, and witnessed by its Secretary, as of the 16th day of June, 1998.

                                        COWEN FUNDS, INC.

                                        /s/ David R. Sarns
                                        -------------------------
                                        David R. Sarns, President

WITNESS:

/s/ Rodd M. Baxter
-------------------------
Rodd M. Baxter, Secretary